AGREEMENT FOR THE PURCHASE OF COMMON STOCK

THIS COMMON STOCK PURCHASE AGREEMENT, (this “Agreement”) made this 20th day of December, 2016, by and between Algodon Wines & Luxury Development Group, Inc., (hereinafter referred to as (“Algodon” or “Seller”), and China Concentric Capital Group, Inc., (“Purchaser”). The Seller and the Purchaser may be referred to herein singularly as a “Party” and collectively, as the “Parties”.

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

WITNESSETH:

WHEREAS, the Seller wishes to sell, and the Purchaser wishes to purchase Forty-Three Million Eight Hundred Twenty Two Thousand Four Hundred and One (43,822,401) shares of Mercari Communications Group, Ltd. (“Mercari” or the “Company”) common stock (the “Shares” or “Common Stock”).

WHEREAS, the Seller and Purchaser have entered into an Escrow Agreement dated December __, 2016 and appointed J. M. Walker & Associates, Attorneys At Law, to act as the Escrow Agent (“Escrow Agent”) for this transaction and to receive and hold all consideration received from the Purchaser for the sale of the Shares and all documents, stock certificates and corporate records of Mercari received from Seller or Mercari (“Transferred Documents”), in the J. M. Walker & Associates, Attorneys At Law COLTAF Trust Account (the “Escrow Account” with respect to the Purchase Price (defined below) or in the possession of the Escrow Agent with respect to the Transferred Documents (except those to be delivered in electronic form (which possession of the Escrow Agent is also referred to as the “Escrow Account”)), unless other arrangements are agreed to by all Parties.

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties herewith agree as follows:

ARTICLE I

SALE OF SECURITIES

1.01. Sale. Subject to the terms and conditions of this Agreement, the Seller agrees to sell the Shares, and the Purchaser shall purchase the Shares, for a total of Two Hundred Sixty Thousand Dollars and No Cents (U.S.) ($260,000.00) (the “Purchase Price” or “Funds”).

1.02. Escrow Agent. Pursuant to the terms of the Escrow Agreement, the Escrow Agent will distribute the Funds to the Seller and distribute the Documents and Shares held in the Escrow Account to the Purchaser.

1.03. Deposit: No later than one business day after the execution of this Agreement by Purchaser and Seller, Purchaser shall make, by wire transfer, a deposit (the “Deposit”) in the amount of Fifty Thousand Dollars ($50,000.00), to the Escrow Account for the Shares. The amount deposited will be held in the Escrow Account until Closing in accordance with the terms of the Escrow Agreement.

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As soon as reasonably practicable after receipt of the Deposit by the Escrow Agent, Seller will make available at the office of the Escrow Agent and to counsel for the Purchaser by electronic means satisfactory to all parties (such as through electronic mail or other electronic delivery service such as DropBox or Google Drive), copies of all documents listed in Article II, Paragraph 2.12 and Article IV of this Agreement and all other documents which may be requested by the Purchaser that are available (collectively, the “Documents”).

Purchaser will provide Seller with the information as requested by the Seller concerning the Purchaser, including information on its director elect and plans for the Company. If Seller is not satisfied with such information, this Agreement shall be terminated and the Funds will be returned to Purchaser.

1.04. Balance of Purchase Price. It is agreed that the full amount of the Purchase Price will be wire transferred to the Escrow Account on or before January 4, 2017, and that the Closing will take place no later than the business day immediately following the receipt of such payment. It is agreed that all of the Shares shall remain in the Escrow Account until the full amount of $260,000.00 has been paid to the Escrow Account. No later than January 3, 2017, all stock certificates, stock powers and corporate authorizations necessary to effectuate the transfer of the Shares shall be delivered to the Company’s transfer agent. The Company’s transfer agent shall no later than January 4, 2017, confirm to Purchaser’s counsel that it has prepared a certificate representing the Shares in the name of Purchaser. On the following day, the certificate for the Shares, the corporate documents listed in Sections 2.12, 2.13 and 3.02 below will be disbursed to Purchaser and the full amount of $260,000.00 shall be disbursed as per instructions of the Seller.

This Agreement may be terminated unilaterally by Seller if: (i) Seller has complied with all of its obligations hereunder and the balance of the Purchase Price for the Shares is not paid in full on or before January 4, 2017, unless an extension of time is agreed to in writing by both parties; or (ii) Purchaser has failed to comply with all material terms of this Agreement. Upon such termination, all consideration paid by Purchaser shall be delivered to Seller in accordance with the terms of the Escrow Agreement. Upon the payment of the total Purchase Price of $260,000.00 by the Purchaser to the Seller for the Shares, by wire transfer to the Escrow Account, and the receipt by the Escrow Agent of all of the Transferred Documents, the Closing will take place immediately unless extended by the parties signing this Agreement.

This Agreement may be terminated unilaterally by Purchaser if: (a) the Seller fails to deliver the Documents and Transferred Documents prior to December 29, 2016 (and other documents requested by the Purchaser reasonably available to the Seller promptly after such request is made), unless an extension of time is agreed to in writing by both parties; or (b) Seller fails to deliver the Transferred Documents to the Escrow Agent in form suitable for delivery to the Company’s transfer agent within a reasonable time. Upon such termination by Purchaser, all consideration paid by Purchaser shall be returned to Purchaser in accordance with the terms of the Escrow Agreement.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to the Purchaser the following:

2.01. Organization. Mercari is a Colorado corporation duly organized, validly existing, and in good standing under the laws of that state, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the State of Colorado. All actions taken by the incorporators, directors and/or shareholders of Mercari have been valid and in accordance with the laws of the State of Colorado. Mercari has a class of common stock registered under Section 12(g) of the Securities Act of 1934, as amended (the “Exchange Act”) and is obligated to file reports with the Securities Exchange Commission (“SEC”). Mercari’s common stock is currently quoted on the OTC Markets “Pink Sheets”.

Immediately following the Closing, the Purchaser shall file or cause the Company to file, all required filings with any state and federal regulators, including the SEC, disclosing the acquisition of the Shares by the Purchaser, the change of control of Mercari, all changes to the officers and directors, and all such additional disclosure as is required to keep the corporation in good standing with any and all regulatory bodies having authority. The Purchaser recognizes the obligation to file a Schedule 14f-1 should the conditions precedent requiring such filing be met before a change in a majority of the Company’s Board occurs, and the Purchaser will provide the Seller (through its legal counsel) filing not later than midday on December 20, 2016 the information with respect to the director to be designated by Purchaser necessary for the Schedule 14f-1.

2.02. Capital. The authorized capital stock of Mercari consists of 950,000,000 shares of Common Stock, $0.00001 par value authorized, of which 45,411,400 shares of common stock are issued and outstanding. Mercari has 20,000,000 shares of preferred stock, $0.001 par value authorized, of which no preferred shares have been issued. All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At the Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Mercari to issue or to transfer from treasury any additional shares of its capital stock.

None of the outstanding shares of Mercari are subject to any stock restriction agreements or the beneficiary of any agreement requiring the Company to register shares under the Securities Act of 1933, as amended (the “Securities Act”). There are approximately 23 shareholders of record of Mercari plus shares in street name. To the knowledge of Mercari but without any warranty: (i) all of such shareholders have valid title to the Shares owned by them; and (ii) all of such shareholders acquired their Shares in a lawful transaction and in accordance with Colorado corporate law and the applicable securities laws of the United States and of their respective states of residence.

2.03. Filings with Government Agencies. The common stock of Mercari is registered pursuant to Section 12(g) of the Exchange Act, and Mercari is required to file periodic reports with the SEC pursuant to Section 13(a) of the Exchange Act, and Mercari has filed all required reports and other documents with the SEC, including the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and will file a Current Report Form 8-K announcing the entrance into a material definitive agreement upon signing of this Agreement. Mercari has made all required filings the State of Colorado that might be required, and is current in its filings and reporting to the state of Colorado and the SEC. Upon the purchase of the Shares by the Purchaser, the Purchaser will have the full responsibility for causing the Company to file any and all documents required by the SEC, and/or any other government agency that might be required. The Seller will supply the Purchaser with all information that is currently available regarding Mercari and shall cause its auditor to cooperate with the Company’s new auditor, if one should be appointed. The Purchaser understands that the Seller will have no responsibility whatsoever for any filings to be made by Mercari in the future, either with the SEC, FINRA or with the State of Colorado.

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2.04. Financial Statements. The financial statements of the Company included in its SEC Reports have been prepared in accordance with generally accepted accounting standards and the rules and regulations of the SEC and fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Company’s financial statements included in its Annual Report on Form 10-K/A for the year ended May 31, 2016 and its Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2016, and as set forth in Section 2.05, the Company has no material liabilities (contingent or otherwise). At Closing, the Company will not be a guarantor or indemnitor of any indebtedness of any other person, firm, or corporation.

2.05. Liabilities. It is understood and agreed that the purchase of the Shares is predicated on the Company not having any liabilities at closing except those incurred in the ordinary course of business with the understanding that Algodon will satisfy or assume responsibility for and obtain a release in favor of Mercari for all liabilities of Mercari as of the closing (the “Assumed Liabilities”) except any liabilities expressly excluded. For the purposes of the preceding sentence, the term “liabilities” (whether or not capitalized) includes any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise. Seller is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving the Company or its shares of Common Stock. To the best of knowledge of the Seller, there is no dispute of any kind between the Company and any third party, and no such dispute will exist at the Closing of this transaction and at Closing, except as set forth herein, the Company will be free from any and all liabilities, liens, claims and/or commitments.

2.06. Tax Returns. The Company has filed all state and federal tax returns required to be filed by it through the date hereof. As of Closing, there shall be no taxes of any kind due or owing.

2.07. Ability to Carry Out Obligations. The Seller has the right, power, and authority to enter into, and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Seller and Mercari and the performance by the Seller of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which the Seller, Mercari or the officers or directors of Mercari or Seller are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Seller or Mercari (and/or assigns) to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Mercari or upon the shares of Mercari to be acquired by the Purchaser.

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2.08. Contracts, Leases and Assets. Mercari is not a party to any contract, agreement or lease (unless such contract, agreement or lease has been assigned to and assumed by another party and Mercari has been released from its obligations thereunder) other than its contract with the transfer agent, and except as described in documents filed with the SEC or as disclosed to the Purchaser. At Closing, no person will hold a power of attorney from Mercari. At the Closing, Mercari will have no assets or liabilities or any obligations which would give rise to a liability in the future.

2.09. Compliance with Laws. To the best knowledge of the Seller, Mercari has complied in all material respects, with, and is not in violation of any, federal, state, or local statute, law, and/or regulation. To the best of the knowledge of the Seller, Mercari has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities and has filed all reports required to be filed with the SEC since January 1, 2015. At the time that Mercari sold Shares to the Seller, Mercari was entitled to use the exemptions provided by the Securities Act relative to the sale of the Shares. The Shares being sold herein are being sold in a private transaction between the Seller and the Purchaser, and are considered “restricted securities” pursuant to Rule 144 of the Securities Act.

2.10. Litigation. To the best of the knowledge of the Seller, Mercari is not a party to any suit, action, arbitration, or legal, administrative or other proceeding, or pending governmental investigation. To the best knowledge of the Seller, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Mercari. Mercari is not a party to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

2.11. Conduct of Business. Prior to the Closing, Mercari shall conduct its business in the normal course, and shall not (without the prior written approval of Purchaser) (i) sell, pledge, or assign any assets, (ii) amend its Articles of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities, (iv) incur any liabilities, except in the normal course of business, which liabilities will be satisfied at or prior to Closing, (v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, (vi) enter into any other transaction or (vii) enter into an agreement to do any of the foregoing.

2.12. Corporate Documents. Each of the following documents, which shall be true, complete and correct in all material respects, will be submitted at the Closing:

(i)	Articles of Incorporation and all amendments thereto;

(ii)	Bylaws and all amendments thereto;

(iii)	Minutes and Consents of shareholders;

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(iv)	Minutes and Consents of the board of directors;

(v)	List of officers and directors;

(vi)	Certificate of Good Standing from the Secretary of State of Colorado;

(vii)	Current Shareholder list from the transfer agent;

(viii)	Most recent tax returns filed with the requisite state and federal authorities; and

(ix)	Copies of the Company’s agreements with its transfer agent, auditor and Edgar filing agent if, in each case, the terms of such agreement require the Company to pay any amount if it elects to terminate such agreement.

2.13. Closing Documents. All minutes, consents or other documents pertaining to Mercari to be delivered at the Closing (included within the definition above of “Transferred Documents”) shall be valid and in accordance with the laws of Colorado.

2.14. Title. The Seller has good and marketable title to all of the Shares being sold by it to the Purchaser pursuant to this Agreement and upon payment of the Purchase Price Purchase will have good and marketable title to the Shares subject only to such liens thereon as may be created by Purchaser. The Shares will be, at the Closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind, except for restrictions on transfer imposed by federal and state securities laws. None of the Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such Shares. Except as provided in this Agreement, the Seller is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the Shares. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the Shares by Purchaser (and/or assigns) impair, restrict or delay voting rights with respect to the Shares.

Without limiting the generality of the foregoing, the Seller represents that it has acquired no shares of Mercari common stock or any security convertible into or exchangeable for Mercari common stock during more than the six months preceding the date that negotiations began for this Agreement (which the Seller asserts is December 1, 2016).

2.15. Transfer of Shares. The Seller will have the responsibility for sending all certificates representing the shares being purchased, along with the proper stock powers with bank signature guarantees or powers of attorney acceptable (included within the definition above of “Transferred Documents”) to the transfer agent at least two days prior to Closing. Purchaser will deliver to the transfer agent a letter of instruction as to the names and denominations in which the Shares are to be registered.

2.16. Section 4(1½) Exemption. The Seller warrants that, assuming the accuracy of the representations of Purchaser contained herein, the transaction contemplated hereby, to the extent that it consists of an offer or sale of securities by the Seller to the Purchaser, complies with the exemption from registration under the Securities Act commonly referred to as the Section 4(1½) exemption and the Seller will assert no position contrary to the compliance with the requirements of the Section 4(1½) exemption.

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2.17. Representations. All representations by the Seller in this Article II and other representations of the Seller contained herein shall be true as of the Closing and all such representations shall survive the Closing.

ARTICLE III

CLOSING

3.01. Closing for the Purchase of Common Stock. The Closing (the “Closing”) of this transaction for the Shares of Common Stock being purchased will occur when all of the documents and consideration described in Section 2.12 above and in Section 3.02 below, have been delivered or other arrangements have been made and agreed to by the Parties. If the Closing does not occur on or before January 5, 2017, and in addition to the grounds for the termination of this Agreement set forth in Section 1.04, above, then either party may terminate this Agreement upon written notice.

3.02. Documents and Payments to be Delivered at Closing. As part of the Closing of the Common Stock purchase, those documents listed in Section 2.12 of this Agreement, as well as the following documents, in form reasonably acceptable to counsel to the Parties, shall have been delivered to Escrow Agent at least 48 hours prior to the Closing:

(a)	By the Seller:

	(i)	stock certificate or certificates, along with stock powers with signature medallion guarantee, and such corporate authorizations as may be required, acceptable to the transfer agent, representing the Shares, endorsed in favor of the name or names as designated by Purchaser or left blank;

	(ii)	the resignation of all officers of Mercari;

	(iii)	the resignations of directors of Mercari and the appointment of a new director as designated by the Purchaser, subject to the Purchaser’s compliance with SEC Rule 14f-1.

	(iv)	true and correct copies of all of the business and corporate records of Mercari, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings or consents, financial statements, tax returns, shareholder listings, stock transfer records, agreements and contracts that exist, including, without limitation the items set forth in Section 2.12, and

	(v)	such other documents of Mercari as may be reasonably required by Purchaser, if available.

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(b)	By Purchaser:

	(i)	wire transfer to the J. M. Walker & Associates, Attorneys At Law COLTAF Trust Account the amount of $210,000.00, representing the balance of the payment for the Purchase Price for the Shares.

ARTICLE IV

INVESTMENT INTENT

The Purchaser represents, warrants and covenants to the Seller the following. If the Purchaser is acquiring the Shares or any portion of the Shares for another person or if, pursuant to Section 2.15 hereof directs that any portion of the Shares be issued in the name of any other person, such other person will personally make each of the following representations and warranties to the Seller. In such a case, the term Purchaser when used herein includes any person for whom the Purchaser is acquiring Shares or to whom the Purchaser requests that Shares be issued.

4.01. Transfer Restrictions. Purchaser agrees that the shares being acquired pursuant to this Agreement may be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration (“Transfer”) only pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act. As such, the Shares constitute “restricted securities” as that term is defined in Rule 144 of the Securities Act.

4.02. Investment Intent. The Purchaser is acquiring the Shares for its own account for investment, and not with a view toward distribution thereof.

4.03. No Advertisement. The Purchaser acknowledges that the Shares have been offered to Purchaser in direct communication between Purchaser and Seller, and not through any advertisement of any kind. To the extent that the Purchaser solicited funds from others to accomplish the transactions contemplated hereby, the Purchaser did so in absolute compliance with all securities laws of the United States, applicable states, and all other applicable jurisdictions and without any form of general solicitation or public advertising.

4.04. Knowledge and Experience. The Purchaser acknowledges it has been encouraged to seek its own legal and financial counsel to assist in evaluating this purchase. The Purchaser acknowledges that Seller has given Purchaser and its counselors access to all information relating to Mercari’s business that Purchaser has requested. The Purchaser acknowledges that it has sufficient business and financial experience, and knowledge concerning the affairs and conditions of Mercari in order to make a reasoned decision as to this purchase of the Shares and is capable of evaluating the merits and risks of this purchase and Purchaser, assuming all the documents previously requested are delivered, shall have received all information regarding Mercari necessary for it to make the decision to complete the transactions contemplated herein.

4.05. Restrictions on Transferability. The Purchaser is aware of the restrictions of transferability of the Shares and further understands that some or all of the certificates may bear a legend similar to the following:

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(a)	THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 of the 1933 ACt. AS SUCH, THE PURCHASE OF THIS SECURITY WAS MADE WITH THE INTENT OF INVESTMENT AND NOT WITH A VIEW FOR DISTRIBUTION. THEREFORE, ANY SUBSEQUENT TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN WILL BE UNLAWFUL UNLESS IT IS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

(b)	The Purchaser understands that the Shares may only be disposed of pursuant to either (i) an effective registration statement under the Securities Act, or (ii) an exemption from the registration requirements of the Securities Act.

(c)	Mercari has not filed such a registration statement with the SEC or any state authorities nor agreed to do so, nor contemplates doing so in the future for the shares being purchased or any other shares of Mercari, and in the absence of such a registration statement or exemption, the Purchaser may have to hold the Shares indefinitely and may be unable to liquidate them in case of an emergency.

4.06. Accredited Investor. Purchaser is an “Accredited Investor” as defined in Regulation D of the Securities Act and the laws and regulations of applicable states and other jurisdictions.

4.07. Future Business of Mercari. The Purchaser represents that after the Closing of this transaction, the Purchaser will either carry on the existing business of Mercari or vend in a new business. After Closing, the Purchaser covenants not to manipulate or participate in a manipulating the share price of Mercari in a “pump and dump” scheme. The Purchaser, as the controlling shareholder of Mercari, agrees that each member of the Board of Directors of Mercari should act as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the person reasonably believes to be in the best interests of the corporation as mandated by C.R.S. § 7-108-401(1).

4.08. Anti-Money Laundering, Anti-Corruption and Anti-Terrorism Laws. The Purchaser confirms that the funds representing the Purchase Price will not represent proceeds of a crime for the purpose of any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline and the Purchaser is in compliance with, and has not previously violated, the United States of America Patriot Act of 2001, as amended through the date of this Agreement, to the extent applicable to the Purchaser and all other applicable anti-money laundering, anti-corruption and anti-terrorism laws and regulations.

4.09. Section 4(1½) Exemption. The Purchaser warrants that the transaction contemplated hereby, to the extent that it consists of an offer or sale of securities by the Seller to the Purchaser complies with the exemption from registration under the Securities Act commonly referred to as the Section 4(1½) exemption and the Purchaser will assert no position contrary to the compliance with the requirements of the Section 4(1½) exemption.

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4.10. Representations. All Representations by the Purchaser in this Article IV and other representations of the Purchaser contained herein shall be true as of the Closing and all such representations shall survive the Closing.

ARTICLE V

REMEDIES

5.01. Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Denver, Colorado before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The governing law for the arbitration shall be the law of the State of Colorado, without reference to its conflicts of laws provisions.

5.02. Termination. In addition to any other remedies set forth herein, including those set forth in Section 1.04, the Purchaser may terminate this Agreement, if at the Closing, the Seller have failed to comply with all material terms of this Agreement, has failed to supply any documents required by this Agreement unless they do not exist, or has failed to disclose any material facts which could have a substantial effect on any part of this transaction or the transfer agent refuses to register the Shares in the name of Purchaser.

5.03. Indemnification. From and after the Closing, the parties, jointly and severally, agree to indemnify the other against all actual losses, damages and expenses caused by (i) any material breach of this Agreement by them or any material misrepresentation contained herein, or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.

5.04. Indemnification Non-Exclusive The foregoing indemnification provision is in addition to, and not derogation of any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement.

ARTICLE VI

MISCELLANEOUS

6.01. Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

6.02. No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

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6.03. Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

6.04. Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

6.05. Entire Agreement. This Agreement and the Stock Purchase Agreement, including any and all attachments hereto if any, contain the entire agreement of and understanding between the Parties hereto, and supersede all prior agreements and understandings.

6.06. Partial Invalidity. In the event that any condition, covenant, or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, it shall be deemed severable from the remainder of this Agreement and shall in no way affect any other condition, covenant or other provision of the Agreement. If such condition, covenant, or other provision is held to be invalid due to its scope or breadth, it is agreed that it shall be deemed to remain valid to the extent permitted by law.

6.07. Significant Changes The Seller understands that significant changes may be made in the capitalization and/or stock ownership of Mercari, which changes could involve a reverse stock split and/or the issuance of additional shares, thus possibly having a dramatic negative effect on the percentage of ownership and/or number of shares owned by present shareholders of Mercari.

6.08. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be acceptable to all parties.

6.09. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after deposit with a recognized overnight courier, if prepaid and duly addressed to the party to whom notice is to be given:

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If to the Seller:

Algodon Wines & Luxury Development Group, Inc.
135 Fifth Avenue, 10th Floor
New York, NY 10010
Attn: Scott L. Mathis, President & CEO
Phone: 212-739-7765
Email: smathis@algodongroup.com

If to the Purchaser:

China Concentric Capital Group, Inc.
1120 6th Ave 4th FL
New York, New York 10036
Attn: Ethan Chuang
Phone: 714-858-1147
Email: koooouchang@yahoo.com

with a copy to:

Eaton & Van Winkle LLP
3 Park Avenue
New York, New York 10016
Attn: Vincent J. McGill
Phone: 212-561-3604
Email: vmcgill@evw.com

6.10. Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement

6.11. Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the Closing and shall survive the Closing of this Agreement.

6.12. Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein. The Seller may retain physical or electronic copies of any of the Documents, including the Transferred Documents, as the Seller may desire.

6.13. Governing Law. This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of Colorado (regardless of its conflict of laws principles), including all matters of construction, validity, performance and enforcement and without giving effect to the principles of conflict of laws.

6.14. Exclusive Jurisdiction and Venue. The Parties agree that subject to Section 5.01, the courts of the State of Colorado shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the Transactions contemplated herein.

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In witness whereof, this Agreement has been duly executed by the Parties hereto as of the date first written above.

SELLER: ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.		PURCHASER: CHINA CONCENTRIC CAPITAL GROUP, INC.

By:	/s/ Scott Mathis	By:	/s/ Ethan Chuang
	Scott Mathis, President & CEO		Ethan Chuang, President

Date:		Date:

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